NEWS RELEASE

Contact:
Richard J. Cantele, Jr., President and CEO
Salisbury Bank and Trust Company
5 Bissell Street
Lakeville, CT 06039
(860) 435-9801
rick@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. ANNOUNCES THE ELECTION OF CHAIRMAN

Lakeville, Connecticut, May 5, 2010/PRNewswire...  Salisbury Bancorp, Inc. (“Salisbury”), NYSE Amex Equities:  “SAL”, the holding company for Salisbury Bank and Trust Company (the “Bank”), announced the election of Michael A. Varet as Chairman of the Boards of Directors of the Company and the Bank effective April 30, 2010.

"We are very pleased to have Michael as Chairman of our Boards” said Rick Cantele, President and Chief Executive Officer. "His education and experience enables him to provide valuable knowledge to the Board and his legal background and analytical skills provide insight into financial services and corporate governance matters."

Mr. Varet has been a Director of the Company since 1998 and of the Bank since 1997.  Most recently, Mr. Varet served as Presiding Director of the Company and the Bank, a position he has held since May of 2007.  Mr. Varet has performed the functions of Chairman since John Perotti’s retirement in June of 2009.  In this position, Mr. Varet’s primary responsibilities include leadership of board meetings, preparation of the agenda, presiding over meetings and making committee assignments.

Mr. Varet graduated with a B.S. in Economics from the University of Pennsylvania, Wharton School in 1962 and from Yale Law School with an LL.B. in 1965.  Mr. Varet is Senior Counsel to the law firm of DLA Piper LLP (US).

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company; a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through full service branches in Canaan, Lakeville, Salisbury and Sharon, Connecticut, South Egremont and Sheffield, Massachusetts and Dover Plains and Millerton, New York. The Bank offers a full complement of consumer and business banking products and services as well as trust and wealth advisory services.

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management.  Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions,  including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.